EXHIBIT 10(bw)

National Western Life Insurance Company
2009 EXECUTIVE OFFICER BONUS PROGRAM

The Bonus Program (“Program”) is designed to reward the Chairman of the Board/Chief Executive Officer and the President/Chief Operating Officer for their performance in assisting the Company in achieving pre-determined sales targets while managing to profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for Life business and as total placed premium for Annuity business, (2) expense management, and (3) overall Company profitability.

Each of the above performance factors will have an assigned target level for purposes of the Program. Assuming a “par” performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 15% for sales performance, 15% for expense management performance, and 20% for profitability, or an overall par percentage of 50%. Actual results compared to the targets can either increase or decrease each of these individual percentages as explained in the following sections. However, the total bonus percentage cannot exceed 50%.

Sales Component:

The sales component of the Program is further subdivided between Life production and Annuity production. For 2009, the bonus sales goals are:

●	International Life -- $27,000,000 net placed annualized target premium
●	Domestic Life -- $7,700,000 net placed annualized target premium
●	Annuities -- $382,500,000 net placed total premium

The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. Based upon these sales goals, the bonus percentage corresponding with each sales production levels achieved in 2009 will be applied to 100% of the executive officer’s base salary in accordance with the following grid:

Intl Life		Domestic		Annuities
Placed	Bonus	Life Placed	Bonus	Placed	Bonus
Target	%	Target (1)%		Premium	%
$23,100,000	3.00%	$6,200,000	3.00%	$309,800,000	3.00%
$25,000,000	4.00%	$6,900,000	4.00%	$344,200,000	4.00%
$27,000,000	5.00%	$7,700,000	5.00%	$382,500,000	5.00%
$29,000,000	6.00%	$8,400,000	6.00%	$420,800,000	6.00%
$31,200,000	7.00%	$9,300,000	7.00%	$462,800,000	7.00%

(1) Does not include California 1st Year Premium.

The level shaded in gray represents the Company’s sales goals for each segment for purposes of the bonus program and represents the par performance level. If the actual results attain this level, the executive officer would be eligible to receive a bonus of 15% (5% for each line of business) of base salary.

Expense Management Component:

The expense component of the program is based upon a ratio of actual expenses to a sales unit of production. For purposes of this ratio, the sales unit of production will be based upon target premium. Annuity sales target premium will be assumed to be equal to 7.5% of total placed annuity premium.

Assuming “par” sales goals of $27.0 million in International Life sales, $7.7 million in Domestic Life sales (excluding California 1st year premium), and $382.5 million in total annuity sales, the par sales production for purposes of the expense management component is $63.4 million. The submitted expense budget based upon these sales goals is approximately $49.2 million. Accordingly, the par ratio of expenses to sales production is roughly 77%. Based upon this relationship, the bonus percentage corresponding with the actual expense ratio achieved in 2009 will be applied to 100% of each executive officer’s base salary in accordance with the following grid:

Expense/Sales Ratio	Bonus %
83%	10.00%
80%	12.50%
77%	15.00%
74%	17.50%
71%	20.00%

For purposes of the expense component, marketing and executive officer bonuses will be excluded. In addition, special consideration may be given at the discretion of the  Compensation and Stock Option Committee of the Board of Directors (“Compensation Committee”) for items of an unusual and/or non-recurring nature (i.e. excess pension contributions) that are beyond the control of Company management.

Company Profitability Component:

The profitability component of the program is based upon GAAP operating earnings as a percentage of beginning stockholders’ equity. GAAP operating earnings are net of federal income taxes and exclude realized gains and losses on investments. The amounts used for purposes of the bonus calculation will be the figures audited by the Company’s independent auditors.

The bonus percentage corresponding with the actual GAAP operating earnings achieved in 2009 relative to beginning of the year stockholders’ equity will be applied to 100% of each executive officer’s base salary in accordance with the following grid:

GAAP Profitability	Bonus %
7.5% of Stockholders’ Equity	10.00%
8.5% of Stockholders’ Equity	15.00%
9.5% of Stockholders’ Equity	20.00%
10.5% of Stockholders’ Equity	25.00%
11.5% of Stockholders’ Equity	30.00%

Example:

Assume the following results for 2009:

●	International Life placed target premium sales	$30,000,000
●	Domestic Life placed target premium sales	$7,000,000
●	Annuity placed total premium sales	$400,000,000
●	Actual budget center expenses	$49,700,000
●	GAAP operating earnings	$80,000,000
●	Beginning GAAP stockholders’ equity	$990,000,000

Based upon the above charts, the executive officer’s 2009 bonus would be calculated as follows:

Sales Component

International Life sales bonus %	6.0%
Domestic Life sales bonus %	4.0%
Annuity s Total sales bonus %ales bonus %	5.0%
15.0%

Expense Management Component

Actual budget center expenses	$49,700,000

Sale Production Amount:
International Life target premium	$30,000,000
Domestic Life target premium	7,000,000
Annuity target ($400m @ 7.5%)	30,000,000
$67,000,000

Ratio of Actual/Sales Production	74.2%
Expense management bonus %	17.5%

Company Profitability Component

GAAP operating earnings	$80,000,000
Beginning stockholders’ equity	$990,000,000

Ratio of earnings/equity	8.08%
Company profitability bonus	10.00%

Total Bonus %
Sales component	15.0%
Expense management component	17.5%
Company profitability component	10.0%
Total	42.5%

Administration:

Bonus amounts under the program will be earned and paid at the end of the Company’s calendar year upon the availability of audited GAAP financial statements. The Company’s independent auditors will also review the calculation of the bonus % for compliance with the details of this Program as part of the Company’s audited financial statements.

If employment with the Company is terminated for any reason other than “termination for cause” by NWL, the bonus amount paid at termination will be based upon the pro rated percentage of the calendar year that services were rendered to the Company. In the event of death, the bonus amount will be paid to the individual’s spouse, and if there is no spouse, then to the individual’s children.

The Program, its terms, and its administration are at the complete discretion of the Compensation Committee and may be changed or revoked at any time without the consent of the participants. This includes, among other things, amendment of the terms, targets, and other features of the Program as the Compensation Committee sees fit. Accordingly, this Program does not constitute a legal and binding obligation of the Company to perform.

February 2009